Exhibit 99.1

FOR IMMEDIATE RELEASE

ICO APPOINTS MICHAEL CORKERY CHIEF FINANCIAL OFFICER

RESTON, Va., - (Business Wire) November 13, 2007 - ICO Global Communications (Holdings) Limited (NASDAQ: ICOG) today announced the appointment of Michael Corkery as executive vice president and chief financial officer, effective November 19, 2007. A seasoned finance leader with more than 15 years of experience in the telecommunications industry, Corkery most recently served as chief financial officer for Current Group, LLC, and was previously with Nextel Communications, where he led operations finance and was responsible for all decision support, financial planning and analysis activities. He has also held key finance roles with XO Communications and AT&T Wireless Services.

“ICO has been attracting high caliber talent as we prepare to commence commercial operations in North America,” commented Tim Bryan, ICO chief executive officer. “Mike’s depth and experience in financial operations and his extensive knowledge of mobility services will be a key asset for ICO moving forward.”

Bryan added, “ICO’s strong finance and accounting team, currently led by Dennis Schmitt, will stay in place. We have had outstanding support for our regulatory filings and have made substantial improvements in ICO’s accounting, budgeting, and reporting functions under Dennis’ leadership.”

“I’m excited to be joining ICO at this important stage in its development,” said Corkery. “I look forward to working with the rest of the ICO team to deliver value to our shareholders and bondholders.”

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid system, combining both satellite and terrestrial communications capabilities. ICO is deploying a mobile interactive media service, to be known as ICO mim™.  ICO mim will combine ICO’s unique interactive satellite capability with nationwide coverage to deliver a new level of interactive navigation, enhanced roadside assistance and the ultimate mobile video experience, including 10-15 channels of premium television content.  ICO is based in Reston, Virginia. For more information, visit www.ico.com.

Contact:

Christopher Doherty
ICO
703-964-1414
christopher.doherty@ico.com

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